Exhibit 99.1

Domark International, Inc. Executes Definitive Asset Purchase Agreement With TotalMed Systems, Inc.

DOMARK INTERNATIONAL, INC. (OTCBB: DOMK) announced today that it has entered into a definitive asset purchase agreement with TotalMed Systems, Inc., a supplier of medical software to hospitals and physician groups. The agreement is subject to the completion and delivery of standard documentation customary with this type of transaction.

TotalMed's secure patient record management and billing software products are designed to support the over 700,000 physicians and 5,000 hospitals in the U.S. at a cost considerably less than other providers. This is good news for the U.S. healthcare industry that is projected to spend in excess of $30 Billion on Healthcare Technology in 2008 alone. TotalMed is perfectly positioned to capitalize on this tremendous market. More information on TotalMed can be found at www.totalmed.com .

"I am extremely pleased that TotalMed will, upon consummation of this transaction, be a valuable addition to the Domark family. I look forward to working with the management of TotalMed in working toward our mutual goal of growing the business in the future," stated R. Thomas Kidd, CEO, Domark International, Inc.

ABOUT DOMARK INTERNATIONAL, INC.

Domark is traded under the symbol DOMK and is engaged in acquiring and managing majority owned public entities and privately owned companies in diverse industries. Currently Domark owns Javaco, Inc. as a wholly owned subsidiary, www.javacoinc.com and owns a majority interest in SportsQuest, Inc., (SPQS.PK), which has an investment position in Greens Worldwide Incorporated, (GRWW.PK).

FORWARD-LOOKING STATEMENTS

The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

Domark International, Inc.
R. Thomas Kidd, 757-572-9241
Domarkceo@yahoo.com

Source: Business Wire (July 29, 2008 - 10:00 PM EDT)

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